EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-43248, 333-56122, 333-104725, 333-115039, 333-123587, 333-132792, 333-150481, 333-144782, and 333-157662 and Form S-3 Nos. 333-123586, 333-161608, and 333-163301) of Active Power, Inc., of our reports dated March 4, 2010, with respect to the consolidated financial statements of Active Power, Inc. and the effectiveness of internal control over financial reporting of Active Power, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/    Ernst & Young LLP

Austin, Texas

March 4, 2010